Exhibit 99.2

The following is the text of paragraph A of Article FOURTH of the Certificate of Incorporation as amended:

A. Authorized Shares and Classes of Stock.

The total number of shares and classes of stock that the Company shall have authority to issue is 260,000,000 million shares, which shall be divided into two classes, as follows:  10,000,000 shares of Preferred Stock, par value of $0.001 per share, and 250,000,000 shares of Common Stock, the par value of $0.001 per share.